EXHIBIT TO ITEM 77M

MERGERS

On September 27, 2001, the ABN AMRO Funds (formerly, the Alleghany Funds) (the "Trust"), a Delaware business trust with respect to its ABN Money Market Fund, ABN Government Money Market Fund, ABN Treasury Money Market Fund, ABN Tax-Exempt Money Market Fund, ABN Value Fund, ABN Growth Fund, ABN Small Cap Fund, ABN Real Estate Fund, ABN International Equity Fund, ABN Europe Equity Growth Fund, ABN Asian Tigers Fund, ABN Latin America Equity Fund, ABN Institutional Prime Money Market Fund, and Alleghany/Chicago Trust Balanced Fund, Alleghany/Chicago Trust Bond Fund and Alleghany/Chicago Trust Municipal Bond Fund (each an "Existing Acquiring Fund"), each a separate series of the Trust, acquired the assets and liabilities in a tax-free exchange of the ABN AMRO Funds, a Massachusetts business trust, with its principal place of business at 4400 Computer Drive, Westborough, Massachusetts 01581 ("ABN AMRO Funds"), with respect to its Money Market Fund, Government Money Market Fund, Treasury Money Market Fund, Tax-Exempt Money Market Fund, Value Fund, Growth Fund, Small Cap Fund, Real Estate Fund, International Equity Fund, Europe Equity Growth Fund, Asian Tigers Fund, Latin America Equity Fund, Institutional Prime Money Market Fund, Balanced Fund, Fixed Income Fund and Tax-Exempt Fixed Income Fund, each a separate series of ABN AMRO Funds.

The Agreement and Plan of Reorganization was filed electronically by amendment on July 5, 2001 and is incorporated by reference into this filing.